EXHIBIT 12.1

                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ IN MILLIONS)

                                                              For the Six Months Ended   For the Six Months Ended
                                                                    June 30, 2003             June 30, 2002
                                                              ------------------------   ------------------------
Net income .................................................          $  263.9                  $(7,017.5)
Provision for income taxes .................................             168.7                      168.3
                                                                      --------                  ----------
Earnings before provision for income taxes .................             432.6                   (6,849.2)
                                                                      --------                  ----------
Fixed charges:
   Interest and debt expense on indebtedness ...............             677.8                      718.5
   Minority interest in subsidiary trust
     holding solely debentures of the Company ..............               8.8                        8.8
   Interest factor-one third of rentals on real
     and personal properties ...............................               7.5                        7.7
                                                                      --------                  ----------
Total fixed charges ........................................             694.1                      735.0
                                                                      --------                  ----------
Total earnings before provision for income taxes and fixed
charges ....................................................          $1,126.7                  $(6,114.2)
                                                                      ========                  ==========
Ratios of earnings to fixed charges ........................             1.62x                         (1)
                                                                      ========                  ==========

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(1)   Earnings were  insufficient to cover fixed charges by $6,849.2 million for the six months ended June 30, 2002. Earnings for the six months ended June 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS No. 142, "Goodwill and Other Intangible Assets."